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                                                             Reference Number 11

                          QUEENS COUNTY BANCORP, INC.
             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS(1)(2)

                                                       Three Months Ended      Six Months Ended
                                                             June 30,              June 30,
(in thousands, except per share data)                    1998      1997         1998       1997
-------------------------------------------------------------------------------------------------
Net income                                             $ 6,623   $ 5,341        $12,878   $12,473

Weighted average common shares outstanding              12,929    13,349         12,904    14,174

Earnings per common share                                $0.51     $0.40          $1.00     $0.88

Weighted average common shares outstanding              12,929    13,349         12,904    14,174
                                                       =======   =======        =======   =======
Additional dilutive shares using average market
  value for the period when utilizing the
  Treasury stock method regarding stock options            793       780            776       854
                                                       -------   -------        -------   -------
Total shares for diluted earnings per share             13,722    14,129         13,680    15,028
                                                       =======   =======        =======   =======
Diluted earnings per common share
  and common share equivalents                           $0.48     $0.38          $0.94     $0.83
                                                       =======   =======        =======   =======

(1) Reflects shares issued as a result of the 3-for-2 stock split on October 1, 1997.

(2) Reflects the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

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